Exhibit 10(1)

                         CORPORATE ANNUAL INCENTIVE PLAN
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                                      1996
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OBJECTIVE
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The objective of the Corporate Annual Incentive Plan is to recognize and reward Mead's key executive officers and division leaders for achieving and sustaining superior business results.

PARTICIPATION ELIGIBILITY
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All Members of the Chairman's Co-ordinating Committee, the Treasurer, the
Controller and Division Presidents are participants in this plan.

PAYOUT ELIGIBILITY
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Participants must be employees of the company, an affiliate or a subsidiary at the end of the plan year to receive payout from this plan. An appropriate proration of earned awards may be made in case of death, disability, retirement, hire or transfer during the plan year. In such cases, the incentive target will be pro-rated to reflect the months of service.

INCENTIVE TARGET
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The Incentive Target for each grade is the difference between Mead's policy total cash compensation target and the midpoint. This Target will be adjusted annually, based on market total cash compensation data. In addition, the Compensation Committee may increase the incentive targets in any plan year, to reflect Mead's competitive base salary position. For the 1996 plan year, incentive targets for all grades have been increased by 3%. The current year incentive targets are shown in Attachment 1.

TOTAL PAYOUT DETERMINATION
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Payout under this Plan for all Participants will be determined by an assessment of:

     1. Business Contract - the degree to which the Division or Corporate functional unit has achieved its operational goals and produced the expected financial results, and

     2. Stretch Goals - the establishment and progress of management objectives that demonstrate the executive's leadership through innovation, and

     3. Corporate Perspective - the contribution of the executive to the synergy of the corporation, in balance to his or her division or functional priorities, and

     4. Mead Values - the climate that executive fosters within his or her management team to encourage and reward others for high performance: taking risks, develop innovative ideas, make hard management decisions.

This assessment for each Participant shall be determined by the CEO.

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PAYOUT THRESHOLD
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Senior Executives in grades 26 and above will not be eligible for payout unless
Mead's annual ROTC is 5% or higher. Other participants will not be eligible for payout unless there are corporate earnings for the year.

ADMINISTRATION
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The Plan is administered by the Compensation Committee of the Board.  The
Compensation Committee has delegated administration to the Corporate Vice President, Human Resources.

RECOMMENDATIONS AND APPROVAL
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The Compensation Committee reviews and approves total funding and individual payouts under the plan, and the amount, use and replenishment of any reserve funds. The Compensation Committee may also determine if payout will be in cash, restricted stock, replaced with stock options, or a combination thereof.

The CEO recommends all individual payouts to the Compensation Committee of the Board of Directors for approval. Payout for the CEO and the COO is recommended to the Board of Directors by the Compensation Committee.

RESERVED RIGHTS
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The Mead Corporation reserves the right to alter, amend, suspend or terminate any or all provisions of this Corporate Annual Incentive Plan, except such actions shall neither inhibit nor hinder the rights of any individual with respect to earned and credited awards which have been deferred. Designation of a position as eligible for participation neither guarantees the individual a right to an incentive payment nor a right to continued employment.

                                      Attachment 1


                            CORPORATE ANNUAL INCENTIVE PLAN
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                                    PAYOUT TARGETS
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                                         1996
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               1996            Policy            Policy              *Annual
Grade       Midpoint       Annual Target       TCC Target       Incentive Target
- -----       --------       -------------       ----------       ----------------

 33          $708,240        $538,300           $1,246,500          $559,500
 32           623,784         451,100            1,074,900           469,800
 31           543,792         382,200              926,000           398,500
 30           476,184         312,400              788,600           326,700
 29           416,832         260,000              676,800           272,500
 28           364,752         217,400              582,200           228,400
 27           319,368         181,100              500,500           190,700
 26           279,888         149,400              429,300           157,800
 25           245,472         123,600              369,100           131,000
 24           215,112         100,100              315,200           106,500
 23           188,448          79,500              267,900            85,100
 22           168,288          60,810              229,100            65,860







*For 1996 the above Incentive Targets include an addition of 3% of Midpoint.